EXHIBIT 7

Rule l0b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (“Plan”) is adopted by Robert J. Kammer and Robert J. Kammer Living Trust (“Seller”) on December 10, 2015, in order to establish a systematic program by which MDB Capital Group LLC (“MDB”) will use its reasonable best efforts to sell on Seller’s behalf the shares of common stock (“Stock”) of Imprimis Pharmaceuticals, Inc. (“Issuer”).

A. Sales Program

1. Seller’s sales program relates to the sale of shares of Stock already owned by Seller, including Stock that Seller has the right to acquire through the exercise of Stock Options issued by the Issuer, as specified in Exhibit A.

2. Seller is giving MDB authority to act as Seller’s agent under this Plan. It is Seller’s intent that this Plan comply with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this Plan shall be interpreted to comply with such requirements. Seller has consulted with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon MDB or any person affiliated with MDB in connection with, Seller’s adoption and implementation of this Plan. In this regard, Seller acknowledges that MDB has not provided any investment advice to Seller in connection with the transactions to be effected under this Plan.

3. Seller agrees to pay MDB the commission per share of Stock indicated on Exhibit A. MDB will deduct its commission and applicable transaction fees from the proceeds of any sale of Stock under this Plan.

4. The sale prices and shares of Stock to be sold will be adjusted in the event Seller notifies MDB on a timely basis of a Stock split or other recapitalization affecting the Stock (“Recapitalization”).

5. Seller acknowledges that it may not be possible to sell Stock during the term of this Plan due to: (a) a legal, contractual or regulatory restriction applicable to Seller or MDB, (b) any other event as a result of which the Issuer has notified MDB that trading in the Stock must be suspended, (c) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization) or (d) rules governing order execution priority on the NASDAQ Stock Market or the New York Stock Exchange (whichever is applicable). If any of these events ceases to be applicable during the term of this Plan (“Term”) or, in the case of a trading suspension imposed by the Issuer, if notified in writing by the Issuer that such suspension has terminated, MDB will resume its sales activity to the extent it is reasonably able to do so and still be able to provide best execution. For the avoidance of doubt, this paragraph is intended to allow, but not obligate, the Issuer to provide any notice to MDB pursuant to this paragraph.

6. Seller agrees to notify MDB’s compliance office by telephone at the number set forth in Exhibit B below as soon as practicable if Seller becomes aware of the occurrence of an event that would prohibit any sale of shares of Stock under this Plan, including but not limited to any legal, contractual or regulatory restriction (other than any such restriction relating to Seller’s possession or alleged possession of material non-public information about the Issuer or its securities, but including a restriction based on Seller’s possession or alleged possession of material non-public information in connection with a tender offer for the Issuer’s securities (transactions on the basis of which Rule 14e-3 of the Exchange Act could be violated), or any offering of the Issuer’s securities that requires Seller to enter into a lock-up or similar agreement. Such notice will indicate the anticipated duration of the restriction, if known, but shall not include any other information about the nature of the restriction or its applicability to Seller and will not in any way communicate any material nonpublic information about the Issuer or its securities to MDB. Upon receipt of any such notice from Seller or the Issuer and provided that Seller has no control over the beginning date or the ending date of the applicable restriction, MDB shall suspend sales of Stock under this Plan until two (2) business days after the ending date of the applicable restriction.

B. Issuer Representations

As a condition precedent to MDB’s acceptance of this Plan, the Issuer must execute the Issuer Representation in the form attached to this Plan as Exhibit B.

C. Modification and Termination

1. This Plan may not be modified unless: (a) Seller provides MDB with five (5) business days prior written notice, (b) Seller and MDB agree to such modification in writing and (c) the Issuer approves such modification in writing. Seller agrees that this Plan may be amended by Seller only during an open trading window under the Issuer’s insider trading policy, and Seller further agrees that, and any such modification will contain the Seller’s representation that, as of the effective date of the modification, he or she knows of no material non-public information regarding the Issuer or any of its securities (including the Stock).

2. This Plan will be deemed an effective contract and binding agreement with MDB only upon written approval by its compliance office. No Sale Period (as defined in Exhibit A) may commence until two (2) business days after Seller adopts this Plan, but in no event will sales commence until MDB signs this Plan. This Plan will terminate upon the occurrence of the first of the following dates or events: (a) if the Seller is a natural person, the date upon which MDB receives notice of Seller’s death, (b) the date specified in Exhibit A on which all sales under this Plan will cease, (c) any sale effected pursuant to this Plan that violates (or in the opinion of counsel to the Issuer or MDB is likely to violate) Rule 144 or Rule 145 under the Securities Act of 1933 (“1933 Act”), or any other applicable Federal or State law or regulation, (d) Seller fails to comply with its obligations under this Plan, (e) Issuer and/or the Seller enter into a contract that prevents or materially restricts sales of Stock by Seller under this Plan, (f) two (2) business days after the date on which MDB receives written notice that Seller has terminated this Plan (which may be for any reason), (g) two (2) business days after MDB notifies the Seller in writing that MDB has terminated this Plan (which may be for any reason), (h) two (2) business days after the date on which MDB receives notice that Seller has filed a petition for bankruptcy or the adjustment of Seller’s debts, or a petition for bankruptcy has been filed against Seller and has not been dismissed within thirty (30) calendar days of its filing, (i) two (2) business days after the date on which Seller or the Issuer notifies MDB that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock, (j) two (2) business days after the date on which Seller or the Issuer notifies MDB that the Issuer has made a public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock will be exchanged or converted into shares of another company and (k) two (2) business days after the date on which MDB receives written notice that the Issuer has withdrawn its Issuer Representation, (l) promptly after the reasonable determination by Seller or the Issuer and notice to MDB that this Plan does not comply with Rule 10b5-1 under the Exchange Act, (m) promptly after the date MDB is notified by the Issuer that this Plan is no longer consistent with the Issuer’s insider trading policy, and (n) the date that the aggregate number of shares of Stock to be sold pursuant to this Plan have been sold.

2

D. Representations and Warranties

Seller makes the following representations. The representation in Subsection (a) is made on the date this Plan is adopted (the “Adoption Date”). The remaining representations are made on the Adoption Date and are deemed to be re-stated during the Term.

(a) He/she is not aware on the date he/she adopts this Plan of any material nonpublic information with respect to the Issuer or any of its securities (including the Stock), (b) he/she is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent MDB from conducting sales throughout the Term in accordance with Exhibit A, (c) he/she is entering into this Plan in good faith for the purpose of establishing a trading plan that complies with the affirmative defense conditions of clause (c) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), and not as part of a plan or scheme to evade the prohibitions of, Rule l0b5-1, (d) [check one] he/she is [X] is not [  ] an affiliate of the Issuer or holder of “restricted shares” for purposes of Rule 144, (e) the Stock is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 or 145 under the 1933 Act), nor is there any litigation, arbitration or other proceeding pending, or to Seller’s knowledge threatened, that would prevent or interfere with sales of Stock under this Plan, (f) he/she has not entered into or altered a corresponding or hedging transaction or put option equivalent with respect to the Stock, and agrees not to enter into or alter any such transaction while this Plan is in effect, (g) he/she will not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Plan, and (h) he/she does not have authority, influence or control over how, when or whether to effect any sales of Stock effected by MDB pursuant to this Plan, and will not attempt to exercise any authority, influence or control over such sales, nor will Seller communicate, directly or indirectly, any information relating to the Stock or the Issuer to any employee of MDB or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect.

3

(b) Rule 144

If the Seller is an “affiliate” of the Issuer, or holder of “restricted shares” that are not otherwise registered shares under the 1933 Act, then MDB shall make all sales under this Plan in accordance with Rule 144 under the 1933 Act (“Rule 144”). MDB represents that it is experienced in selling securities in compliance with Rule 144. Seller agrees not to take, and will cause any person or entity with whom seller would be required to aggregate sales of Stock under Rule 144 not to take, any action that would cause any such sale not to comply with Rule 144, although Seller shall not be responsible for the obligations of MDB set forth in this section or any unmet requirements of Rule 144 due to actions taken or not taken by MDB in connection with its obligations. MDB will be responsible for filing each required Form 144. Seller acknowledges and agrees that MDB will make only one Form 144 filing at the beginning of each three-month period commencing prior to the first sale of Stock made under this Plan. Seller will promptly advise MDB of any sale of Stock that is not covered by this Plan. Seller may sell Stock outside of this Plan only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144. Seller acknowledges and agrees that: (a) sales under this Plan shall not be in any way affected by any sales outside of this Plan, and (b) for purposes of this sentence, the term “Seller” shall mean and include the Seller and any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule l44. Seller acknowledges and agrees that he will provide MDB with a signed and completed Form 144 no later than five business days prior to the commencement of, and five business days prior to the end of each three months during, any Sale Period set forth on Exhibit A.

E. Exchange Act Filings

Seller acknowledges and agrees that it is responsible for making, all filings required under Sections 13(d), 13(g) and 16 of the Exchange Act (e.g., Schedules 13D or l3G, and Forms 4 and 5) with respect to sales under this Plan. MDB will not be responsible to make or review any of these filings.

F. Indemnification and Limitation of Liability; No Advice

1. Seller agrees to indemnify and hold harmless MDB (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and costs as well as any other expenses reasonably incurred in connection with defending or investigating any such claim, liability, loss, damage or expense) (collectively, “Loss”) arising out of or attributable to: (a) MDB’s performance of its obligations under this Plan, (b) any material breach by Seller of this Plan (including Seller’s representations and warranties), and (c) any violation by Seller of applicable laws or regulations except, in each instance, to the extent caused by MDB’s breach of this Plan, gross negligence or willful misconduct. This indemnification will survive the termination of this Plan.

2. MDB agrees to indemnify and hold harmless Seller from and against all Losses arising out of or attributable to MDB’s breach of this Plan or its gross negligence or willful misconduct in connection with this Plan. This indemnification shall survive termination of this Plan.

4

3. Regardless of any other term or condition of this Plan, MDB will not be liable to Seller for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of’ the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.” In addition, MDB will not be liable to Seller in the event sales of Stock under this Plan violate the Issuer’s insider trading policies.

4. Seller acknowledges that MDB has not provided Seller with any tax, accounting or legal advice with respect to this Plan, including whether Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

5. Seller acknowledges and agrees that in performing Seller’s obligations under this Plan, neither MDB nor any of its affiliates nor any of their respective officers, employees or other representatives is acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor, or otherwise) with respect to Seller or Seller’s assets.

G. Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of California, without regard to such State’s conflict of laws rules.

H. Entire Agreement

This Plan (including all Exhibits) together with the MDB Client Agreement (the “Client Agreement”), which is hereby incorporated by reference, constitutes the entire agreement between the parties with respect to this Plan and supersedes any previous or contemporaneous agreements or understandings with respect to this Plan, whether written or oral. In the event that the terms and conditions of this Plan conflict with the terms and conditions of the Client Agreement or any other agreement between Seller and MDB, the terms and conditions of this Plan will govern with respect to implementation of this Plan.

I. Assignment

This Plan and each party’s rights and obligations under this Plan may not be assigned or delegated without the written permission of the other party and will be for the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

5

J. Method of Communication

MDB shall provide notification of all sales of Stock under this Plan to Seller and to the Issuer by email at the below addresses no later than 6 p.m. (ET) on the date of execution of each such sale, with a final report no later than 12 p.m. (ET) on the following business day. Such report shall indicate the number of shares of Stock sold, the exact prices at which Stock was sold and the date of each such sale. If shares of Stock are sold at different prices on the same day, then information shall be given with respect to the exact number of shares of Stock sold at each different per share price. Seller and the Issuer agree to notify MDB in writing of any changes to the email addresses provided below in accordance with this Section J.

Seller’s Email: kammerrobert@gmail.com

Issuer’s Email: aboll@imprimispharma.com; bbingham@imprimispharma.com

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication. Such written communications shall be directed to the parties specified in Exhibit C.

K. Securities Contract

Seller and MDB acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

L. Counterparts

This Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

6

M. Severability of Provisions

If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

SELLER

Signature:	/s/ Robert J. Kammer
Print Name:	Robert J. Kammer
Title:	Trustee, Robert J. Kammer Living Trust

MDB Capital Group LLC

By:	/s/ Gary Schuman
Print Name:	Gary Schuman
Title:	CFO/CCO